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                                   EXHIBIT 5

      SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER PRIVATE SECURITIES
         LITIGATION REFORM ACT OF 1995;  CERTAIN CAUTIONARY STATEMENTS

         The Company or its representatives from time to time may make or may have made certain forward-looking statements, whether orally or in writing, including without limitation any such statements make or to be make in the Management's Discussion and Analysis contained in its various SEC filings. The Company wishes to ensure that such statements are accompanied by meaningful cautionary statements, so as to ensure to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995. Accordingly, such statements are qualified in their entirety by reference to and are accompanied by the following discussion of certain important factors that could cause actual results to differ materially from those projected in such forward-looking statements.

         The Company cautions the reader that this list of factors may not be exhaustive. The Company operates in a rapidly changing business, and new risk factors emerge from time to time. Management cannot predict such risk factors, nor can it assess the impact, if any, of such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

         Many of the important factors discussed below have been discussed previously in the Company's SEC filings, including without limitation in the Company's most recent S-3 Registration Statement dated November 9, 1995, and the Company's most recent Annual Report on Form 10-K dated October 1, 1995


         New Product Development and Rapid Technological Change. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products and enhancements. The Company's future success will depend in part on its ability to enhance existing products and to introduce new products on a timely basis as well as its ability to manage the transition from older products to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand.

         Highly Competitive Environment. The market for the Company's products is highly competitive. The Company believes that its ability to compete successfully depends on a number of factors including price, product features, performance and reliability, name recognition, international certification, the retention of experienced sales, marketing and service organizations, development of new products and enhancements, adherence to rapidly changing industry standards and product introductions and announcements by




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competitors.  In the networking products market, the Company competes with a number of vendors that have significantly greater financial, marketing, technical and other resources as well as the capacity to obtain components at lower cost either by purchasing large quantities of such components or by fabricating such components in-house. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion and sale of their products or control the timing of, or respond more effectively to, new product introductions. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to address the networking needs of the Company's prospective customers. Increased competition from existing competitors, competitive alliances or new entrants to the market could result in price reductions and loss of market share to the Company. Because the Company sells through distributors who carry competing product lines, rather than directly to end-user customers, the Company is more likely to find its products compared with others on the basis of price, creating greater pressure to reduce prices.

Dependence on Novell. The Company derives the majority of its revenues from products sold under license from, or OEM agreements with Novell, Inc. ("Novell"). Most of the Company's adapter cards are marketed under the Novell brand-name and "NE" (for "Novell Ethernet") designation, for which the Company pays Novell (under a non-exclusive license) a royalty based on sales into distribution. Novell could withdraw the Company's right to use the Novell name and NE designation, change the terms of the Company's license in a manner adverse to the Company or grant similar rights to other companies. The Company also depends on Novell for the right to sell Novell's NetWare network operating system as an OEM product to certain Novell-approved distributors that are permitted to sell NetWare only as a "bundled solution" together with certain of the Company's products, principally adapter cards. The agreement under which the Company sells NetWare is renewable annually and terminable at Novell's discretion. Periodically, Novell amends the discount structure pursuant to which the Company sells Novell products, which amendments have in the past and may in the future impact the Company's profitability. The Company's business also depends in substantial part on Novell's ability to maintain a significant market share of the network operating systems software market, which market share is impacted by competition from several sources, including Microsoft Corporations Windows NT network operating system.

         Reliance on Distributors. The Company's networking products ("Networking Products") are sold primarily through distributors, the four largest of which accounted for $52.2 million, or 37% of the Company's Networking Products revenue in fiscal 1995. Distributors sell the Company's products primarily to Value Added Resellers ("VARs") that, in turn, sell to or install networks for end-user customers. Generally, the Company must manufacture products in advance of orders from distributors and must, therefore, estimate demand as accurately as possible. Accordingly, information regarding VAR. and end user demand is very important to the Company because distributors' orders can be expected to largely reflect such demand. However as a general practice, distributors do not reveal the names of their customers to manufacturers. As a result, the Company learns





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the name of end-user customers only if such customers contact the Company for warranty service, technical support, or of their own volition. Distributors provide certain information regarding their levels of sales to VARs and other customers, called Point of Sale ("POS") data, but such POS information cannot be assured to be either timely or accurate. In this regard, some of the Company's distributors provide only cursory information. In addition, distributors maintain target stocking levels of products, and such targeted levels may change without notice, which could decrease the Company's sales in a given period. Moreover, distributors characteristically sell products at a small mark-up to the price from which they are obtained from manufacturers, and terms of sale may influence a distributor's decision to carry certain products. If based on inadequate POS and end user information, unanticipated distributor targeted stocking levels, unanticipated price competition, or otherwise , the Company is unable to estimate production requirements of its distributors and future sales levels generally, the Company's results of operations, quarterly or otherwise, may fluctuate due to production in excess of demand or production insufficient to satisfy demand.

         Fluctuation in Quarterly Results and Timing of Orders. The Company's quarterly operating results depend upon a variety of factors including the timing of significant orders, the timing of product enhancements and new product introductions by the Company and its competitors, the pricing of the Company's products, changes in product mix, competitive conditions and general economic conditions. The Company has historically operated with limited backlog because its products are shipped shortly after orders are received, and frequently realizes a substantial portion of its net revenues in the last month of the quarter. As a result, revenue in any period is substantially dependent on orders booked and shipped in the last month of that period. Delays in receipt of end-of quarter orders in a given quarter may adversely affect the Company's results of operations for that quarter, as the Company's expense levels are based primarily on full-quarter revenue estimates and only a small portion of the Company's operating expenses vary whit its revenue. Moreover, The Company's revenue may fluctuate based on the level of inventories of the Company's products maintained by the Company's distributors in any particular quarter. Accordingly, the Company may be subject to significant and unanticipated quarter-to-quarter fluctuations.

         Declining Average Selling Prices. The selling price of computer networking hardware products, including LAN adapter cards, has consistently declined in recent years. To remain profitable, the Company must continually reduce the manufacturing cost of its products, which reductions the Company may not be able to achieve on a regular basis. Even if the Company is able to achieve these reductions, gross margins will be subject to pressure should another manufacturer reduce the price of a competing product. When announcements of price reductions are made, the Company must choose whether to meet the competitor's new, lower price. If the price is not met, the Company risks losing customers who purchase networking products principally on the basis of price. If the price is met, the Company must provide price protection for all unsold inventory, subject to certain limitations, in the hands of distributors and reprice such existing inventory. While the Company maintains financial reserves for price protection that it believes are





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adequate, such reserves could prove to be insufficient.  Moreover, the Company may not be able to reduce manufacturing costs of the affected product line to offset lower selling prices.

         Dependence on Subcontractors and Suppliers. The Company is dependent on a small number of third-party subcontractors for the manufacture and assembly of substantially all of its networking products. In the event that any of these subcontractors were to become unable or unwilling to manufacture the Company's products in required volumes, the Company would have to identify and qualify additional subcontractors, which process could be lengthy or ultimately may prove to be unsuccessful. Certain components used in the Company's products are only available from a single supplier or a limited number of suppliers. Each of the Token Ring chip sets used by the Company for its IRMAtrac LAN adapter card and the 10/100 ISA chip set used on the Company's 10/100 ISA adapter card is available only from a single source. Moreover, the Company is subject to long lead times or allocations for certain semiconductor products, including random access memory chips. If the Company is unable to obtain sufficient supply of components from its traditional suppliers, it will be required to purchase such components in the open market, typically at a premium to the price normally paid. The Company may not be able to obtain from its suppliers sufficient quantities of the components the Company requires to satisfy its anticipated needs, and may not be able to obtain such supplies at satisfactory prices. The Company generally purchases components pursuant to purchase orders and has not guaranteed supply arrangements with its suppliers. Further, the availability of many of these components is dependent in part on the Company's ability to provide its suppliers with accurate forecasts of its future requirements, which is largely dependent upon the Company's ability to obtain accurate POS data.

         Dependence Upon a Single Customer at Manufacturer Support Services. The Company's Manufacturer Support Services operation, which provides outsourced telephone technical support, warranty administration and whole unit repair services, has only one customer; a large, multinational electronics manufacturer. THE COMPANY'S CONTRACT WITH THIS CUSTOMER EXPIRED AT THE END OF 1995 AND HAS BEEN EXTENDED THROUGH A NEGOTIATING PERIOD DURING WHICH THE COMPANY ANTICIPATES THAT AN ADDITIONAL FIVE YEAR TERM WILL BE RENEWED EFFECTIVE JANUARY 1, 1996. Should that customer terminate its relationship with the Company, the resulting loss of business would have a material adverse effect on the Company.

         Limited Product Line. The Company's product line is focused on hardware products that facilitate local area networking. During the past few years, several companies, including 3Com Corporation, Cisco Systems, Inc., Bay Networks, Inc. and Cabletron Corporation, have positioned themselves as providers of complete solutions for the LAN, wide-area network, remote access, and internetwork (the "enterprise-wide" network). These companies market their product families as being optimized to work together, and encourage customers to purchase a single brand of products, including local area networking hardware. Because the Company's products address only local and





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remote network functions, an acceleration in the trend toward "enterprise-wide"
product purchases may have the effect of curtailing the Company's growth.

         Acquisition Risk. The Company's future success is dependent in part on its ability to acquire technology or products that expand its product lines or that can be used in future product developments or enhancements. Since July 1994, the Company has acquired four product lines. Because these acquisitions have been made only recently, there can be no assurance that the acquired products or technologies will achieve commercial success or be successfully assimilated by the Company. Further, past or future acquisitions may not produce the anticipated technological enhancements, products or results. Moreover, future acquisition opportunities may not be available at prices that are acceptable to the Company.

         Lack of Proprietary Technology. The Company's success and ability to compete is dependent in part upon its ability to differentiate its products from those of its competitors. The Company does not possess any meaningful combination of patent, copyright or trade secrets that would allow the Company to distinguish its products as materially superior to competing products.
While the Company does not believe its competitors possess such intellectual property rights, the Company's competitors may independently develop technologies that are substantially superior to the ones used by the Company. The Company is also subject to the risk of adverse claims and litigation alleging infringement of other parties' proprietary rights. While the Company is not aware that any of its products infringe any patents, third parties may assert infringement claims with respect to the Company's current of future products, which claims may require the Company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. Further, the Company may not be able to obtain licenses from such claimants or if it can, the terms on which it may obtain such licenses may not be commercially reasonable.

         Risks Associated with International Operations. Revenue derived from sales outside the United States accounts for and may continue to account for a significant portion of the Company's total revenue. Moreover, the Company purchases components manufactured in China, Malaysia, Singapore and Hong Kong. Sales to customers outside the United States and reliance on foreign suppliers expose the Company to a number of risks, including unexpected changes in regulatory requirements and tariffs, possible difficulties in enforcing agreements and intellectual property rights, longer payment cycles, exchange rate fluctuations, difficulties obtaining export licenses, the imposition of withholding or other taxes, embargoes or exchange controls or the adoption of other restrictions on foreign trade.

         Dependence on Personnel. The Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled engineering, managerial, sales, marketing and operations personnel. Except with regard to the Chief Executive Officer, who entered into a four year employment agreement as of October 24, 1995, the Company does not have employment contracts with its key personnel.





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Competition for such personnel is intense especially in the areas of engineering, sales and marketing, and the Company may not be able to attract and retain key management or technical personnel.

         Management of Growth. The Company has recently experienced rapid growth which has placed and could continue to place, a significant strain on the Company's management, operations and internal systems. which may negatively impact management's ability to effectively manage future growth.

         Potential Volatility of Stock Price. The market price of the Company's Common Stock has been, and could be subject to wide fluctuations in response to, among other things, quarterly fluctuations in operating results, adverse circumstances affecting the introduction or market acceptance of new products or enhancements offered by the Company, failure to meet published estimates of, or changes in earnings estimates by securities analysts, announcements of new products or enhancements by competitors, sales of Common Stock by existing holders, loss of key personnel, market conditions in the industry, shortages of key components and general economic conditions. In addition, stock prices for many technology companies, including the Company, have experienced significant volatility for reasons unrelated to operating results. The market price of the Company's stock may be impacted significantly by such fluctuations.





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